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                                                                    Exhibit 10.9


BANK OF OKLAHOMA
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, OK 74192

                                                               Stephen R. Wright
                                                           Senior Vice President
                                                                    918-588-6155
                                                               FAX: 918-295-0400
                                                                Swright@BOKF.com

May 6, 2005

Mr. Keith R Schroeder
Chief Financial Officer
Orchids Paper Products
4826 Hunt Street
Pryor, OK 74361

Re: $34,500,000 Revolving Line and Term Facility

Dear Keith:

We have all enjoyed working with you and Mike through the credit approval process and now we look forward to seeing the company's expansion plans fulfilled. In connection therewith, Bank of Oklahoma is pleased to serve as agent in a $34.5 million credit facility further described below. Please notice that I've included BancFirst in this commitment letter and attached Commerce Bank's acceptance in the form of participation letter. While this outline serves to summarize our commitment, it is not intended to reflect all of the terms and conditions found in the final closing documents, that is the notes, security agreements, loan agreement, etc. Rather it is intended only to set forth in abbreviated fashion certain basic points of understanding around which the legal documents will be prepared If I have omitted something we've discussed or you have any questions please contact me.

BORROWER:                  Orchid Paper Products Company (Orchids Acquisition
                           Group Inc. may be dropped as a co-maker with evidence of its merger into OPPC)

FACILITIES:                1) $5 million Revolving Line of Credit for working
                           capital, letters of credit or general corporate purposes. The "revolver" is written for two years with interest only payments monthly and principal due at maturity. Advances limited to a borrowing base of 80% of eligible accounts and 50% of eligible inventory with advances on inventory not exceed advances on receivables.

                           2) Continuation of the existing term loans including:
                           $10.9 million, originally to finance the purchase of the company and a $3.6 million equipment loan funded to refinance an operating lease. The maturity dates of both are 4/30/07 with monthly principal and interest payments continuing the existing seven year amortization.


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                           3) $15.0 million advancing construction and tem loan
                           to install and finance a new $25 million paper mill and ancillary equipment.

                           The advancing term loan permits advances through the construction period, defined as not to exceed 16 months, then converting to term loan with principal payments sufficient to amortize the debt over 10 years. Monthly interest only payments are permitted through the construction period. Additionally, the construction and term loan is subject to annual cash flow recapture payment defined as 40% of the sum of net income plus depreciation less cash taxes, principal payments and capital expenditures to the permitted level. The banks' commitment is subject the borrower raising in the form of equity a minimum of $10 million plus $1.5 million as an interest reserve for a total net equity of $11.5MM. Advances by the banks would follow the investment made by the owners. The interest reserve is intended to secure the construction loan until the project is complete and a satisfactory level of EBITDA is achieved. Advances made during the construction period shall be governed by a formal construction agreement.

INTEREST RATE:             For loans l & 2 above, interest rates are determined
                           by a performance grid described below based on the ratio of funded debt to EBITDA, tested quarterly on rolling four quarter basis. Funded debt defined as all interest bearing obligations. The company has the option on the revolver to fund under the Prime option or under a 30, 60 or 90 day libor option.

                           Funded Debt to Cash Flow          Prime +             Libor +
                                                             Margin              Margin

                           Greater than 3.5x                 Prime + 1 1/2%      Libor + 425

                           Greater than or equal to 3.0x     Prime + 1%          Libor + 375
                           but less than 3.5x

                           Greater than or equal to 2.25x    Prime +1/4          Libor + 300
                           but less than 3.0x

                           Greater than or equal to 1.50x    Prime               Libor + 275
                           but less than 2.25

                           Less than 1.50x                   Prime -1/2%         Libor +225


                           Fixed rate options are available and include interest rate swap options in addition to conventional fixed rates. Interest rates under both options are set by applying the libor margin referenced above to an index, typically a swap rate at a snatching maturity. Prepayment penalties may apply for fixed rate or swap options.

                           Construction Note (#3), through the construction period and the first three months after the mill is in operations the interest rate will be set at prime +1 % or Libor + 375 basis points. The company may convert the interest rate on the construction loan to the performance grid after completion of the Mill and if it can show three consecutive months of EBITDA greater than $800M.


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FEES:                      Non use fee on the revolver of 3/8th of 1% billed
                           quarterly in arrears; Letter of credit fee 2.0% Commitment Fee of 1/2 of 1% on the construction loan commitment or $75,000 due at closing paid to the banks on a pro rata basis with $25,000 of the commitment fee paid with acceptance of the commitment letter.

                           Arranger Fee of 1/4% of 1% on the committed amount of the construction loan or $37,500 paid to the agent bank at closing.

COLLATERAL:                All assets, including without limitation interest
                           reserve, all accounts receivable, inventory, equipment and real estate. Loans to be cross-collateralized with cross defaults.
                           Satisfactory review of environmental and subject to FIRREA appraisals as required by lenders.

GUARANTOR(S):              All subsidiaries, if any.

AGENT BANK:                Bank of Oklahoma committed up to 50% of the credit.
PARTICIPANTS:              BancFirst committed up to 25% of the credit and
                           Commerce Bank committed up to 25% of the total commitment.

SPECIAL TERMS:             Conditions of closing: commitment is subject to
                           receipt and satisfactory review by banks of Orchids'
                           2004 audit; FIRREA appraisals and environmental phase
                           1 reports; absence of any material adverse change in the financial condition, business prospects, profitability of the company; execution and delivery of appropriate legal documents (including but not limited to construction loan agreement governing advances, certifications, budgets, construction contracts, inspecting architect, etc.) payment of fees to banks.

                           Usual and customary documentation for credit facilities of this size, type and scope including but not limited to the following:

                           1) Representations and Warranties: organization, and authority, compliance with laws, accuracy of financial statements, absence of material adverse change in business conditions operations, solvency and material litigation including environmental hazards;

                           2) Affirmative Covenants: delivery of interim and annual audited financial statements on a timely basis, reimbursement of expenses, maintenance of insurance, monthly borrowing base certificates due by the 21st day of the month;

                           3) Negative Covenants: Without the prior written consent of lender, create or allow to exist liens, pledge or encumbrances of property. Limitation on other indebtedness, loans to and transactions with affiliates (beyond what is contemplated in this agreement), limitation on contingent

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                                liabilities, guarantees, repurchase agreements,
                                etc., Limitation on sale of assets, and
                                mergers; prohibition on dividends and
                                distribution;

                           4) Financial Covenants: Financial Covenants: to be monitored quarterly in a compliance letter with the ratios calculated on a trailing four quarters EBITDA, to include: Minimum Net Worth (including Sub debt) of $8 million, increasing at closing of the sale of stock to $19.5MM, to include all net proceeds from the sale of stock; Maximum Funded Debt to EBITDA 4x; Minimum Debt Service Coverage of 1.25:1, (Debt service coverage defined as all interest expense including the construction loan debt plus CMLTD divided into EBITDA less cash taxes as applicable in the years they pay taxes). In
                                2006 the interest reserve of S1.5MM may be used in the calculation of debt service coverage. Capital Expenditures not to exceed $1MM in a fiscal year. The new mill will not be included in the financial covenants initially except for the debt service coverage. Compliance of covenants will continue to be required and monitored on the base business. The construction note and covenant compliance will be required at a maximum of seven months after completion or (if sooner) when the company achieves three consecutive months of EBITDA over $800M. Borrower to achieve a minimum of 75% of its revised EBITDA forecast for years 2005 and 2006 of 5.9MM and $10.1MM respectively.

                           5) Events of Default: Nonpayment of principal or interest relating to indebtedness on this facility or other senior lender; failure of the borrower or guarantor under terms of any agreement or contract this material to the affairs, financial or otherwise of the borrower; failure of borrower or guarantor after usual and customary notice and cure periods to perform or observe covenants or conditions contained in this agreement or other senior lenders; failure to discharge judgments, claims or settlements; failure to maintain all licenses, permits, authorizations and approvals from, Federal, state or local authority

                           6) Conditions Precedent: Execution and delivery of mutually satisfactory loan documents between the parties; payment of fees and expenses associated with closing the credit facility...

                           7)   Subordinated debt satisfactory to bank.

                           8)   All fees and expenses paid by the borrower

                                Eligible accounts receivables include the following:
                                    1.   The account is due and payable. No
                                         account shall be outstanding for more
                                         than ninety (90) days from the date of
                                         the applicable invoice.
                                    2.   The account arose from a bona fide
                                         outright sale of goods previously
                                         made or from the performance of
                                         services, but not from leasing, if
                                         representing services, the services
                                         have been fully performed for the
                                         respective account debtor.
                                    3.   The account is not subject to any
                                         assignment, claim, lien or security
                                         interest of any character or subject to
                                         any attachment, levy,
                                         garnishment or other judicial process,
                                         except that of Bank.

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                                    4.   The account arose in the ordinary
                                         course of Borrower's business and no
                                         notice of the bankruptcy or insolvency
                                         has been received by Borrower. The
                                         Account Debtor is not a parent,
                                         subsidiary or affiliate of the
                                         Borrower; and
                                    5.   All receivables of one account debtor
                                         shall become ineligible if more than
                                         10% of such receivables are over ninety
                                         (90) days past due from the invoice.
                                    6.   The account debtor (excluding any Bank
                                         Approved Account Debtor) cannot exceed
                                         10% of the total accounts receivable,
                                         and any amounts over 10% will be
                                         excluded from the Borrowing Base unless
                                         specifically waived in writing in each
                                         instance by Bank in its sole
                                         discretion. Dollar General has been
                                         approved by the banks for a limit to
                                         40% of the borrowing base and Family
                                         Dollar at 20%.

                          Eligible inventory to include finished goods, jumbo rolls and raw materials; work in progress is defined as ineligible.

We appreciate the opportunity to support Orchids Paper in its expansion plans. Please review the terms described above and if acceptable acknowledge your approval by signing below and returning to me. If not accepted the bank's commitment letter shall expire on May 24, 2005.

Sincerely,
Stephen R. Wright
Senior Vice President

/s/ Stephen R. Wright

Orchids Paper Products
Acknowledged and accepted this 6th day of May, 2005.

By /s/ Keith R. Schroeder
   --------------------------------------------------
Its CFO
    -------------------------------------------------



BancFirst
Acknowledged and accepted this 9th day of May, 2005.

By /s/ Elizabeth Blue
   --------------------------------------------------
Its Senior Vice Pres.
    -------------------------------------------------



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COMMERCE BANK
Post Office Box 419248
Kansas City, Missouri 64141-6248
(816) 234-2000

April 29, 2005

Mr. Stephen. R. Wright
Senior Vice President
Bank of Oklahoma, N.A.
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, OK 74192

Ladies and Gentlemen:

Commerce Bank, N.A. hereby agrees to provide a pro-rata commitment of $9.6 million (or such lesser amount as may be allocated) in connection with the $34,500,000 Senior Secured Credit Facilities for Orchids Paper Products Company, Inc. on the terms and conditions set forth in the Preliminary Term Sheet for working Capital and Term Financing dated January 20, 2005 and the Commitment Letter dated April 20, 2005. We understand that the final amount of the facility will be determined by the level of participation commitments, and will not exceed $34,500,000, and we further understand that final allocations will be made at the discretion of Bank of Oklahoma, N.A. and Orchids Paper Products Company, Inc.

We have made our own independent analysis and decision to enter into this commitment, based on the financial statements of the above Borrower and such other documents and information as we have deemed appropriate, without relying on you, any of your affiliates, or any of their directors, officers, employees, advisors, attorneys, agents or other representatives.

Our commitment is subject only to satisfactory review of the documentation.

Sincerely,

/s/ David

R. David Emley, Jr.
Vice President